Diligent Board Member Services Stock Purchase Plan

The Company has adopted, effective July 26, 2012, the following stock purchase plan (the “Plan”):

1.	Employees and directors of the Company are eligible to purchase up to US$15,000 worth of shares of the Company’s common stock once per quarter. A director participating in the plan in any quarter shall do so by directing the Company to apply director’s fees payable to him or her that quarter against the purchase of the Company’s stock under the Plan.

2.	The date of purchase of the shares of Company stock under the Plan will be the eleventh (11th) business day following announcement to NZX of the Quarterly Update report by the Company (the “Purchase Date”). The Company will notify all employees and directors in writing each quarter of the Purchase Date for purchase of shares of Company stock under the Plan.

3.	The purchase price will be determined by computing the Volume Weighted Average Price of the Company’s stock on the NZX over the five (5) trading days immediately preceding the Purchase Date. The resultant price in New Zealand dollars will be converted to US dollars on the Purchase Date.

4.	The maximum aggregate dollar amount of shares which can be purchased by directors and employees under the Plan in any quarter shall not exceed $500,000.

5.	Employees and directors must notify the Company Treasurer in writing of their desire to purchase stock by no later than the business day prior to the Purchase Date. On the Purchase Date, the Company will notify each purchaser in writing of the purchase price per share (as determined in accordance with paragraph 3 above) and the amount owed for the shares being purchased by them.

6.	Payment of the purchase price will be due from the employee or director by no later than the close of business on the business day following the Purchase Date.

7.	Upon receipt of the purchase price from the participating employee or director, the shares will be registered with Link Market Services, the Company’s registrar, in the purchaser’s name.

8.	The Board of Directors can amend or revoke the Plan at any time.

9.	The Stock Issuance Committee of the Board will monitor the administration of the Plan and authorize the issuance of shares of the Company’s stock to each employee and director purchasing shares under the Plan.